Exhibit 5.1

Baker & Hostetler LLP
1050 Connecticut Avenue, N.W.
Suite 1100
Washington, D.C. 20036

April 12, 2002

Digital Angel Corporation
490 Villaume Avenue
South St. Paul, MN 55075

Gentlemen:

     We have acted as counsel to Digital Angel Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed under the Securities Act of 1933 (the “Act”) relating to the registration of 5,195,312 shares of common stock, par value $0.005 per share (the “Common Shares”), of the Company for issuance under the Digital Angel Corporation Transition Stock Option Plan (the “Plan”).

     In connection with the foregoing, we have examined: (a) the Certificate of Incorporation of the Company, as amended, (b) the Bylaws of the Company, as amended, (c) the Plan, and (d) such records of the corporate proceedings of the Company and such other documents as we deemed necessary to render this opinion.

     Based on such examination, we are of the opinion that:

          1.     The Company is a corporation duly organized and validly existing under the laws of the State of Delaware; and

          2.     The Common Shares available for issuance under the Plan, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

          We hereby consent to the use of this Opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement.

Very truly yours,

/s/ Baker & Hostetler LLP